Exhibit 99.1

Energous Corporation Announces Pricing of $25 Million Registered Direct Offering

SAN JOSE, Calif. – Feb. 27, 2018 – Energous Corporation (NASDAQ: WATT), the developer of WattUp®, a revolutionary wireless charging 2.0 technology, today announced that it has entered into a definitive agreement with institutional investors for a registered direct offering of securities for gross proceeds of approximately $25 million. The closing of the offering is expected to take place on or about March 1, 2019, subject to the satisfaction of customary closing conditions.

In connection with the offering, the Company will issue approximately 3.33 million registered shares of common stock at a purchase price of $7.50 per share. Additionally, for each share of common stock purchased by an investor, such investor will receive from the Company a registered warrant to purchase one-half of a share of common stock. The warrants have an exercise price of $10.00 per share, will be exercisable immediately and will expire five years from the initial exercise date.

Roth Capital Partners, served as sole placement agent for the transaction. After the placement agent fees and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $23.3 million.

The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital and other general and administrative purposes.

The securities described above are being offered by Energous Corporation pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov

About Energous Corporation

Energous Corporation (NASDAQ: WATT) is leading the next generation of wireless charging – Wireless Charging 2.0 – with its award-winning WattUp® technology, which supports fast, efficient contact-based charging, as well as charging over-the-air. WattUp is a scalable, RF-based wireless charging technology that offers substantial improvements in contact-based charging efficiency, foreign object detection, orientation freedom and thermal performance compared to older, coil-based charging technologies. The technology can be designed into many different sized electronic devices for the home and office, as well as the medical, industrial, retail and automotive industries, and it ensures interoperability across products. As a systems solutions company, Energous develops silicon-based wireless power transfer (WPT) technologies and customizable reference designs. These include innovative silicon chips, antennas and software, for a large variety of applications, such as smartphones, fitness trackers, hearables, medical sensors and more. Energous received the world’s first FCC Part 18 certification for at-a-distance wireless charging, and the company has more than 150 awarded patents/allowed applications for its WattUp wireless charging technology to-date. For more information, please visit Energous.com.

Safe Harbor Statement

This press release contains forward-looking statements that describe our future plans and expectations. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of our forward-looking statements in this release include our statements about FCC certification of our technology, regulatory approvals internationally, and customer releases of products utilizing our technology. Our forward-looking statements speak only as of this date; they are based on current expectations and we undertake no duty to update them. Factors that could cause actual results to differ from what we expect include: uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, in evaluating our forward-looking statements.

Contact

Energous Public Relations

PR@energous.com

(408) 963-0200

Investor Relations Contact

Bishop IR

Mike Bishop

(415) 894-9633

IR@energous.com

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